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                                                                    EXHIBIT 99.1


SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                            05/31/03    06/30/03    07/31/03     08/31/03     09/30/03    10/31/03
                            --------    --------    --------     --------     --------    --------

Cooper Industries            (0-2)%        1%         1-3%         0-2%          5%         4-6%

Electrical Products          (2-4)%       (0)%        0+/-         0+/-          2%         1-3%

Tools & Hardware             10-12%        9%         9-11%        8-10%        21%        20-22%

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED
OCTOBER 31, 2003.

COOPER INDUSTRIES

Sales for the three months ended October 31, 2003, increased 4-6% compared with last year.

ELECTRICAL PRODUCTS

Sales for the three months ended October 31, 2003, increased 1-3% compared with last year.

     o Modest improvements in commercial and industrial activity positively impacted sales of hazardous duty electrical construction materials, lighting fixtures and wiring devices.

     o Electronics market demand improved for circuit protection components, while telecom market demand remained soft.

     o International sales of power systems products continued to improve, but domestic utilities remain reluctant to invest heavily in distribution system improvements.

     o European sales of many of our products increased as a result of modestly improved economic conditions and favorable currency translation gains.

     o Retail channel sales remain relatively consistent with the prior year's levels.

TOOLS AND HARDWARE

Sales for the three months ended October 31, 2003, improved 20-22% compared with last year.

     o Sales of hand tools improved, reflecting the continuing contribution from new product introductions, primarily in the retail channel.

     o Overall power tool sales were up significantly, reflecting strong automated assembly equipment and international hand held power tool shipments, offset somewhat by weak North American power tool demand.

NOTE: INCLUDES IMPACTS OF TRANSLATION AND ACQUISITIONS AND DIVESTITURES, WHEN
      APPLICABLE.